Exhibit No. 11

Opinion and Consent of Dechert LLP regarding legality of issuance of shares and other matters

DECHERT LLP

1900 K Street, N.W.

Washington, D.C. 20006

(202) 261-3300

April 25, 2016

The Board of Trustees Mercer Funds 99 High Street Boston, Massachusetts 02110

Ladies and Gentlemen:

We have acted as counsel to Mercer Funds, a Delaware statutory trust (the “Trust”), on behalf of its separate investment series the Mercer US Small/Mid Cap Growth Equity Fund (the “Acquiring Fund”), in connection with the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Mercer US Small/Mid Cap Value Equity Fund (the “Acquired Fund”), another separate investment series of the Trust, in exchange for shares of beneficial interest of the Acquiring Fund (the “Reorganization”). The authorized shares of beneficial interest of the Acquiring Fund intended to be issued in connection with the Reorganization are hereinafter referred to as the “Shares”, and you have requested our legal opinion regarding certain matters with respect to the Shares.

In connection therewith, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Agreement and Declaration of Trust of the Trust as currently in effect; (ii) the Amended and Restated By-Laws of the Trust as currently in effect; (iii) a copy of the form of Registration Statement on Form N-14 of the Trust to be filed with the U.S. Securities and Exchange Commission with respect to the Reorganization (the “Registration Statement”); (iv) pertinent provisions of the laws of the State of Delaware; (v) a certificate issued by the Secretary of the State of Delaware dated as of the date hereof with respect to the Trust, and (vi) such other documents as we have deemed relevant for purposes of rendering our opinion.

We have accepted, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the accuracy of all certificates of public officials.

Based on such examination, we are of the opinion that the Shares to be offered for sale by the Trust with respect to the Acquiring Fund, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

The foregoing expresses our opinion as to the Delaware statutory trust law governing the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

We are members of the Bar of the District of Columbia and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the District of Columbia. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes and case law of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement.

/s/ Dechert LLP

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